Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Michael Inglese —Chief Financial Officer
Tel: +1-203-504-1063
The IGB Group
Leon Berman
Tel: +1-212-477-8438
lberman@igbir.com
Aircastle Announces Quarterly Dividend
Stamford, CT. September 14, 2011 — Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a third quarter cash dividend on its common shares of $0.125 per share, payable on October 14, 2011 to shareholders of record on September 30, 2011.
Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of June 30, 2011 Aircastle’s aircraft portfolio consisted of 136 aircraft and had 59 lessees located in 32 countries.
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